EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS FIRST QUARTER RESULTS

DALLAS, TX (July 29, 2025) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2026 ended June 30, 2025. Notable items for the quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior year’s fiscal first quarter.)

First Quarter Fiscal 2026 Highlights

•	Record Revenue of $634.7 million, up 4%

•	Net Earnings of $123.4 million, down 8%

•	Net Earnings per diluted share of $3.76, down 5%

•	Adjusted EBITDA of $215.0 million, down 4%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items (including certain non-cash expenses) in the manner described in Attachment 6

•	Repurchased approximately 358,000 shares of Eagle common stock for $79 million

Commenting on the first quarter results, Michael Haack, President and CEO, said, “Eagle had a solid start to fiscal 2026, with record revenue of $634.7 million, EPS of $3.76, and gross margins of 29.2%. Against the current backdrop of ongoing macroeconomic and policy uncertainty as well as adverse weather conditions across many of our markets, our portfolio of businesses continued to perform well, and our end markets remained resilient. We repurchased approximately 358,000 shares of our common stock for $78.6 million and ended the quarter with debt of $1.3 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.6x, giving us substantial financial flexibility that supports disciplined capital allocation and long-term growth.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

Mr. Haack continued, “We remain well-positioned for long-term growth. The nation’s aging infrastructure continues to need renovation and expansion, which should benefit us as a U.S. domestic-only manufacturer of construction products and buildings materials. Although the housing market faces challenges due to elevated mortgage rates and other affordability issues, we believe we will be well positioned when that end market recovers given our geographic footprint. During the quarter, we continued to invest in our assets to further strengthen our competitive position and our ability to capitalize on the long-term growth opportunities we believe are ahead of us. Our project to modernize and expand our Mountain Cement plant is well underway and remains on-time and on-budget, and we began purchasing equipment to modernize and expand our Duke, OK Gypsum Wallboard plant. Finally, we expect that our strong balance sheet, significant cashflow generation, and consistent, disciplined operational and strategic execution through economic cycles provides a platform that should allow the company to continue to deliver attractive shareholder value for years to come.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, increased 5% to $421.3 million, primarily because of higher Cement sales volume and the contribution from the recently acquired aggregates businesses in Western Pennsylvania and Northern Kentucky. Heavy Materials operating earnings decreased 5% to $87.3 million primarily because of higher Cement operating costs, which were partially offset by higher Cement sales volume and the contribution from the recently acquired aggregates businesses.

Cement revenue, including Joint Venture and intersegment revenue, was up 2% to $347.6 million. Operating earnings decreased 9% to $81.1 million, because of higher Cement operating costs partially offset by higher Cement sales volume. Cement operating costs were affected by higher fixed and raw materials costs of $7.1 million and $1.6 million, respectively. The higher fixed costs were associated primarily with reduced production during the quarter. The average net Cement sales price for the quarter increased slightly to $156.72 per ton. Cement sales volume for the quarter increased 2% to 2.0 million tons.

Concrete and Aggregates revenue was up 21% to $73.7 million, and operating earnings increased 107% to $6.2 million, reflecting increased Aggregates sales volume and Concrete and Aggregates sales prices. Excluding the recently acquired aggregates businesses, Revenue increased 2% and Aggregates sales volume was up 29%.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 1% to $250.6 million, primarily because of higher Gypsum Wallboard sales volume, partially offset by lower Gypsum Wallboard sales prices. Gypsum Wallboard sales volume increased 4% to 784 million square feet (MMSF), while the average net sales price declined 3% to $232.40 per MSF.

Paperboard sales volume was down 1% to 90,000 tons. The average Paperboard net sales price in the quarter was $566.33 per ton, down 5%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the Light Materials sector were $102.1 million, down slightly, reflecting lower Gypsum Wallboard sales prices, partially offset by higher Gypsum Wallboard sales volume.

Corporate General and Administrative Expenses

First quarter Corporate General and Administrative Expenses increased by approximately 33% compared with the prior year. The increase was primarily related to higher compensation, information technology upgrades to our enterprise resource planning systems and outside professional services costs of $2.2 million, $1.1 million and $1.1 million, respectively.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, July 29, 2025. The conference call will be webcast simultaneously on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; inability to timely execute or realize capacity expansions or efficiency gains from capital improvement projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Consolidated Statement of Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2025	2024
Revenue	$634,690	$608,689
Cost of Goods Sold	449,091	421,821

Gross Profit	185,599	186,868
Equity in Earnings of Unconsolidated JV	3,804	7,716
Corporate General and Administrative Expenses	(20,783)	(15,649)
Other Non-Operating Income	954	2,683

Earnings before Interest and Income Taxes	169,574	181,618
Interest Expense, net	(11,716)	(10,684)

Earnings before Income Taxes	157,858	170,934
Income Tax Expense	(34,496)	(37,092)

Net Earnings	$123,362	$133,842

NET EARNINGS PER SHARE
Basic	$3.78	$3.97

Diluted	$3.76	$3.94

AVERAGE SHARES OUTSTANDING
Basic	32,624,075	33,734,280

Diluted	32,808,568	33,993,023

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2025	2024
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$310,326	$299,572
Concrete and Aggregates	73,716	61,038

	384,042	360,610
Light Materials:
Gypsum Wallboard	$221,516	$217,826
Recycled Paperboard	29,132	30,253

	250,648	248,079

Total Revenue	$634,690	$608,689

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$77,280	$81,409
Cement (Joint Venture)	3,804	7,716
Concrete and Aggregates	6,175	2,980

	87,259	92,105
Light Materials:
Gypsum Wallboard	$92,641	$93,976
Recycled Paperboard	9,503	8,503

	102,144	102,479

Sub-total	189,403	194,584

Corporate General and Administrative Expense	(20,783)	(15,649)
Other Non-Operating Income	954	2,683

Earnings before Interest and Income Taxes	$169,574	$181,618

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2025	2024	Change
Cement (M Tons):
Wholly Owned	1,835	1,767	+4%
Joint Venture	158	180	-12%

	1,993	1,947	+2%
Concrete (M Cubic Yards)	322	343	-6%
Aggregates (M Tons)	1,731	799	+117%
Gypsum Wallboard (MMSFs)	784	757	+4%
Recycled Paperboard (M Tons):
Internal	38	39	-3%
External	52	52	0%

	90	91	-1%

	Average Net Sales Price*
	Quarter Ended June 30,
	2025	2024	Change
Cement (Ton)	$156.72	$156.10	0%
Concrete (Cubic Yard)	$150.43	$148.56	+1%
Aggregates (Ton)	$14.24	$12.61	+13%
Gypsum Wallboard (MSF)	$232.40	$239.43	-3%
Recycled Paperboard (Ton)	$566.33	$597.41	-5%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue
	Quarter Ended June 30,
	2025	2024
Intersegment Revenue:
Cement	$10,013	$10,280
Concrete and Aggregates	3,852	3,777
Recycled Paperboard	21,972	23,987

	$35,837	$38,044

Cement Revenue:
Wholly Owned	$310,326	$299,572
Joint Venture	27,283	29,310

	$337,609	$328,882

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31, 2025*
	2025	2024
ASSETS
Current Assets –
Cash and Cash Equivalents	$59,739	$46,540	$20,401
Accounts and Notes Receivable, net	263,398	278,428	212,332
Inventories	393,401	371,619	415,175
Federal Income Tax Receivable	1,384	2,605	10,020
Prepaid and Other Assets	14,443	13,797	10,729

Total Current Assets	732,365	712,989	668,657

Property, Plant and Equipment, net	1,840,845	1,676,041	1,792,982
Investments in Joint Venture	143,893	121,409	140,089
Operating Lease Right-of-Use Asset	31,866	17,970	29,313
Goodwill and Intangibles	593,163	484,298	595,752
Other Assets	55,182	30,160	37,795

	$3,397,314	$3,042,867	$3,264,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$136,225	$148,231	$129,895
Accrued Liabilities	87,677	89,537	93,734
Income Taxes Payable	24,768	35,774	2,343
Current Portion of Long-Term Debt	15,000	10,000	15,000
Operating Lease Liabilities	4,688	7,008	4,032

Total Current Liabilities	268,358	290,550	245,004

Long-term Liabilities	99,621	67,818	99,626
Bank Credit Facility	275,000	180,000	200,000
Bank Term Loan	277,500	170,000	281,250
2.500% Senior Unsecured Notes due 2031	742,383	741,116	742,066
Deferred Income Taxes	242,678	242,585	239,942
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 32,582,297; 33,761,968 and 32,973,121 Shares, respectively	326	338	330
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,084)	(3,328)	(3,125)
Retained Earnings	1,494,532	1,353,788	1,459,495

Total Stockholders’ Equity	1,491,774	1,350,798	1,456,700

	$3,397,314	$3,042,867	3,264,588

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by business segment for the quarters ended June 30, 2025 and 2024:

	Depreciation, Depletion and Amortization
	Quarter Ended June 30,
	2025	2024
Cement	$22,838	$22,917
Concrete and Aggregates	6,791	4,530
Gypsum Wallboard	6,519	6,473
Recycled Paperboard	3,672	3,690
Corporate and Other	824	740

	$40,644	$38,350

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended June 30, 2025 and 2024, and the trailing twelve months ended June 30, 2025, and March 31, 2025:

	Quarter Ended		Twelve Months Ended
	June 30,		June 30,	March 31,
	2025	2024	2025	2025
Net Earnings, as reported	$123,362	$133,842	$452,936	$463,416
Income Tax Expense	34,496	37,092	125,473	128,069
Interest Expense	11,716	10,684	41,558	40,526
Depreciation, Depletion and Amortization	40,644	38,350	161,196	158,902

EBITDA	$210,218	$219,968	$781,163	$790,913
Acquisition accounting and related expenses [1]	—	—	6,318	6,318
Litigation Loss	—	—	700	700
Stock-based Compensation	4,822	4,539	19,026	18,743

Adjusted EBITDA	$215,040	$224,507	$807,207	$816,674

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of June 30, 2025	As of March 31, 2025
Total debt, excluding debt issuance costs	$1,317,500	$1,246,250
Cash and cash equivalents	59,739	20,401

Net Debt	$1,257,761	$1,225,849
Trailing Twelve Months Adjusted EBITDA	$807,207	$816,674

Net Debt to Adjusted EBITDA	1.6x	1.5x